INTEGRITY FUNDS DISTRIBUTOR, LLC

DEALER SALES AGREEMENT

To The Undersigned Dealer:

As dealer for our own account, Integrity Funds Distributor, LLC (“IFD”) offers to sell to you shares of all open-end investment companies for which we are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) and for which Viking Fund Management, LLC serves as the investment adviser (individually, a “Fund” or collectively, the “Funds”). IFD understands that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and that you and any individuals who represent you are properly qualified and registered, if required, with the Securities and Exchange Commission (“SEC”), FINRA and with the state securities administrators of the various states in which shares of one or more of the Funds (the “Shares”) are to be offered for sale or sold by you. In consideration of the mutual promises stated below, you and we hereby agree as follows:

1.

Compliance with Prospectus. Offers and sales of Shares by you will comply in all respects with the terms and conditions contained in the then-current prospectuses of the Funds (individually, a “Prospectus” and collectively, “Prospectuses”). You shall make no representations not included in said Prospectus or in any authorized supplemental material provided by us.

2.

Purchase Restrictions. You agree to purchase Shares solely through us and only for the purpose of covering purchase orders already received from customers or for your own bona fide investment. You agree not to purchase for any other securities broker-dealer unless you have an agreement with such other broker-dealer (individually, “Introducing Broker” and collectively, “Introducing Brokers”) to handle clearing arrangements (and then only in the ordinary course of business for such purpose and only if such other broker-dealer has executed a Dealer Sales Agreement (the “Agreement”) with us. You also agree not to withhold any customer order so as to profit therefrom.

3.

Processing Orders. The procedures relating to the handling of orders shall be subject to instructions which we will forward from time to time to all broker-dealers with whom we have entered into an Agreement. The minimum initial and subsequent purchase order shall be specified in the Funds’ Prospectuses. All purchase orders are subject to receipt of shares by us from the Funds and to acceptance of such orders by us. We reserve the right in our sole discretion to reject any order.

You agree that in all sales of Fund Shares, you shall act in good faith as agent for your customers and, if applicable, on behalf of the customers of your Introducing Brokers who are not affiliates, and at no time shall you act as agent for us or any of the Funds. You agree that you will offer and sell the Funds’ Shares to your customers and, if applicable, your Introducing Brokers’ customers only at the public offering price determined in the manner described in the applicable Prospectus. The minimum dollar amount of any purchase of Shares shall be the applicable minimum amount set forth in the Prospectus, and you agree to use reasonable commercial efforts not to accept an order for an amount less than such minimum amount. The procedures relating to the handling of orders shall be subject to instructions that we shall forward to you from time to time.

4.

Timely Handling and Processing of Mutual Fund Orders. You affirm that your firm has established and maintains effective internal policies and controls, including operational and systems controls, with respect to the handling and processing of mutual fund orders in a timely manner and in accordance with all applicable rules, regulations and internal procedures. We shall accept orders only on the basis of the then-current offering price. If you receive an order for shares prior to the close of the NYSE’s regular trading session on that business day (“Close of Trading”), you shall treat such order as having been received on that business day and promptly transmit such order. If you receive an order after Close of Trading, you shall not treat such order as having been received on such business day and shall transmit such order for processing on the next business day. We will not accept a conditional order from you on any basis. All orders shall be subject to confirmation by us.

5.

Suitability. You acknowledge that (a) it is your responsibility to determine the suitability of the Funds’ Shares as an investment for your customers and, when applicable, it is the responsibility of your Introducing Brokers to determine the suitability of the Funds’ Shares as an investment for their respective customers, and (b) each Introducing Broker has acknowledged and agreed that customer suitability, including suitability of the Funds’ Shares as an investment for its customers, is the responsibility of each such Introducing Broker. Further, you acknowledge that we have no responsibility for determining the suitability of the Funds’ Shares as an investment for your customers or for the customers of your Introducing Brokers. You further agree to maintain all records required by applicable law or regulation relating to transactions that you have executed involving Shares.

6.

Settlement. Unless otherwise agreed, settlement shall be made at the office of the Funds’ transfer agent within three (3) business days after our acceptance of the order. If payment is not so received or made within ten (10) business days of our acceptance of the order, we reserve the right to cancel the sale or, at our option, to sell the shares to the Funds at the then-prevailing net asset value. In this event, or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby.

7.

Shareholder Services. You shall provide services to existing and prospective shareholders of the Funds, including, without limitation, assistance in the establishment and maintenance of shareholder accounts and records, forwarding purchase and redemption requests, answering routine client inquiries regarding the Funds, assistance to clients in changing dividend options, account designations and addresses, assisting shareholders with tax information and such other services as we may reasonably request. You shall also prepare such quarterly reports for us as shall reasonably be required by us.

8.

Dealer Commissions and Discounts. The sales charge applicable to any sale of Fund Shares by you and the dealer concession applicable to any offer from you for the purchase of Fund Shares accepted by us shall be the percentage of the applicable public offering price set forth in the then-current Fund Prospectus. The discounts or other concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of a Fund (such as cumulative discounts, letters of intent, etc., the terms of which shall be as described in the applicable Fund Prospectus and related forms) shall be in accordance with the terms of such features.

9.

Redemptions. Redemptions of Shares by the Funds will be effected in the manner and upon the terms described in the then-current Prospectuses. We will, upon your request, assist you in processing orders for redemptions. If any Shares sold to you are redeemed by the Funds or are tendered to the Funds for redemption within seven (7) business days after the date of our confirmation to you of your original purchase order therefor, you agree to pay forthwith to us the full amount of the commission or discount allowed you on the sale.

10.

Complaints. You will immediately advise the applicable Fund and us of all written complaints received by you from any Fund shareholders relating to transactions in a Fund or the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence, with copies provided to us.

11.

Fund Materials. You are authorized and agree to distribute the Prospectuses and, upon our request, the applicable statements of additional information and sales material provided by us to the shareholders of the Funds to whom you offered for sale or sold Shares. No person is, however, authorized to make any representation concerning Shares of any Fund except such representations contained in the then-current Prospectus. No Retail Communication with respect to the Funds (as such term is defined in FINRA Rules) shall be used by you without first having obtained our approval and FINRA’s approval when required.

12.

Suspension of Sales and Amendments to Agreement. We reserve the right in our discretion without notice to you to suspend sales or withdraw an offering of Shares entirely, to change the offering price as provided in the Prospectuses, or, upon notice to you, to amend or cancel this Agreement. Such amendment may include, but is not limited to, the addition of any new fund or funds to our fund group. You agree that any order to purchase Shares placed by you after notice of any amendment to this Agreement has been sent to you shall constitute your agreement to any such amendment.

13.

Dealer Status. In every transaction, you shall act as an independent contractor and not as an agent for the Funds, the Funds’ transfer agent, any other dealer, or us. You agree that neither the Funds, the Funds’ transfer agent, any other dealer, nor we shall be deemed an agent of you. Nothing herein shall constitute you as a partner of the Funds, the Funds’ transfer agent, any other broker-dealer, or us or render any of us liable for your obligations.

14.

Representations Concerning the Funds. No person is authorized to make any representations concerning shares of the Funds except those contained in the then-current prospectuses. You shall not sell Shares of the Funds pursuant to this Agreement unless the then-current Prospectuses are furnished to the purchasers prior to or at the time of purchase. You shall not use any supplemental sales literature of any kind without our prior written approval unless it is furnished by us for such purpose. In offering and selling Shares of the Funds, you will rely solely on the representations contained in the then-current Prospectuses.

15.	Dealer’s Representations and Agreements. By accepting this Agreement, you represent that you:

(i) are registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (ii) are qualified to act as a broker-dealer in the states in which the Funds’ Shares are offered for sale or sold by you; (iii) are a member in good standing of FINRA; and (iv) will maintain such registrations, qualifications, and memberships throughout the term of this Agreement. You agree to abide by the rules and regulations of FINRA and all federal and state laws and rules and regulations that are now or may become applicable to the transactions hereunder. You agree to notify us and the Funds immediately of any change to your membership or standing with FINRA or violation by you of any rules or regulations of FINRA or applicable federal or state laws, rules or regulations with relevance to this Agreement or to the Funds. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or violation of applicable state and federal laws and rules and regulations will terminate this Agreement effective upon our mailing notice to you of such termination. You shall not be entitled to any compensation during any period in which you have been suspended or expelled from membership in FINRA.

16.

Indemnification. You hereby agree to indemnify and to hold harmless the Funds, the Funds’ investment adviser, the Funds’ transfer agent and us and each person, if any, who controls the Funds, the Funds’ investment adviser, the Funds’ transfer agent and us within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) (collectively, the “Indemnified Parties”), from and against any and all losses, claims, demands, or liabilities to which the Indemnified Parties may become subject under the 1933 Act, or otherwise, insofar as such losses, claims, demands, or liabilities (or actions in respect thereof) arise out of or are based upon (a) any violation of any law, regulation or rule or any violations of this Agreement by you, your sales representatives or agents, (b) any unauthorized use of sales materials by you, your representatives or agents or upon alleged misrepresentations or omissions to state material facts in connection with statements made by you, your representatives or agents orally or by other means or upon sales of shares in any state or jurisdiction in which the shares are not registered or qualified for sale, (c) any actual or alleged material breach of your representations or warranties contained in this Agreement, (d) any actual or alleged breach by you of a material provision of this Agreement, (e) any actual or alleged failure by you to comply with applicable laws, rules and regulations governing your performance under this Agreement, (f) your dissemination of information regarding the Funds, us or the Funds’ investment adviser(s) that is, or is alleged to be, materially incorrect and that was not provided to you, or approved, by the Funds, us or the Funds’ investment adviser(s), and (g) requests, directions, actions or inaction of or by you, your officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares of the Funds for accounts of your firm, its clients and other shareholders; and you will reimburse the Indemnified Parties for any legal or other expenses reasonably incurred in connection with the investigation or defense of any such action or claim. We shall, after receiving the first summons or other legal process disclosing the nature of the action being served upon the Indemnified Parties, in any proceeding in respect of which indemnity may be sought by the Indemnified Parties hereunder, notify you in writing of the commencement thereof within a reasonable time. In case any such litigation is brought against the Indemnified Parties, we shall notify you of the commencement thereof, and you shall be entitled to participate in (and to the extent you shall wish, to direct) the defense thereof at your expense, but such defense shall be conducted by counsel in good standing satisfactory to the Indemnified Parties. If you fail to provide such defense, the Indemnified Parties may defend such action at your cost and expense. Your obligation under this Section 16 shall survive the termination of this Agreement.

17.	Dealer’s Expenses. All expenses incurred in connection with your activities under this Agreement shall be borne by you.

18.

Supervisory Responsibility. By accepting this Agreement, you assume full responsibility for the registration, qualification, and training of your representatives in connection with the offer and sale of Shares of the Funds.

19.

Shareholder Information. The parties hereto acknowledge and agree that they are subject to the privacy regulations promulgated under Title V of the Gramm-Leach-Bliley Act with respect to privacy, use and protection of nonpublic personal information of customers (“Customer Information”). Both parties agree that: (a) they will not disclose or use any Customer Information except to the extent necessary to carry out their respective obligations under this Agreement and for no other purpose; (b) they shall not disclose Customer Information to any third party, including without limitation their respective third-party service providers, except to the extent necessary to carry out their respective obligations hereunder; (c) they shall maintain and require third-party service providers to maintain effective security measures to protect Customer Information from unauthorized disclosure or use; and (d) they shall provide the other party with information regarding their respective security measures upon such other party’s reasonable request and promptly provide the other party with information regarding any failure of such security measures or any security breach related to Customer Information and this Agreement. For purposes of this Agreement, Customer Information includes but is not limited to an individual’s name, address, e-mail address, telephone number and/or Social Security number, the fact that an individual has a relationship with any other party, or an individual’s financial information or other nonpublic personal information.

20.

Patriot Act. The parties hereto agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, and related SEC and Self Regulatory Organization rules. These requirements obligate the parties to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the Patriot Act, each party hereby certifies that it has a comprehensive anti- money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function. Further, the parties agree to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The parties certify that they have an OFAC compliance program in place that includes procedures for checking customer names and the names of persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function. Each party agrees to promptly notify the other whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected. The parties further agree to investigate any potentially suspicious activity in connection with the Shares and to take appropriate action, including the blocking of accounts, the filing of suspicious-activity reports and the reporting of matches to OFAC.

21.

Prospectuses and Statements of Additional Information. We will supply you with copies of the Prospectuses and statements of additional information of the Funds (including any amendments thereto) in reasonable quantities upon request. You will provide customers with prospectuses prior to or at the time customers purchase shares. You will provide customers who so request copies of the statements of additional information on file with the SEC.

22.	Assignment. This Agreement may not be assigned by you without our consent.

23.	Waiver. No failure, neglect, or forbearance on our part to require strict performance of this Agreement shall be construed as a waiver of our rights or remedies hereunder.

24.

Termination. Either party may terminate this Agreement at any time upon giving written notice to the other party except as otherwise provided in this Agreement. You agree that we have and reserve the right, in our sole discretion without notice, to suspend sales of Shares of any one or more of the Funds, or to withdraw entirely the offering of Shares of any one or more of the Funds, or, in our sole discretion, to modify, amend or cancel this Agreement upon written notice to you of such modification, amendment or cancellation, which shall become effective on the date stated in such notice. Our failure to terminate for any cause will not constitute a waiver of our right to terminate at a later date for any such cause. All notices hereunder will be made to the respective parties at the addresses listed hereon, unless any such address is changed by notice given in accordance with this Agreement.

25.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Dakota.

26.	Miscellaneous. All communications shall be mailed, or e-mailed, to the addresses set forth below or at such other address as may be designated in writing.

Both parties acknowledge that either party may enter into similar agreements with others without the consent of the other party hereto.

It is acknowledged and agreed by both parties that the Funds are third-party beneficiaries to this Agreement.

27.

SIPC Membership. Rule 10b-10 under the Securities Exchange Act of 1934, as amended, requires the disclosure of non-SIPC membership on confirmations of customer purchases of shares of the Funds. Please indicate your SIPC status by checking the appropriate box below. It is your responsibility to promptly notify us in writing of any change in your SIPC status.

28.	Entire Agreement. This Agreement constitutes the entire agreement between the undersigned and supersedes all prior oral or written agreements between the parties hereto.
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Accepted by:

INTEGRITY FUNDS DISTRIBUTOR, LLC

Mailing Address: PO Box 500 Minot, ND 58702
Signature of Authorized Officer	Date
Physical Address: 1 Main Street North Minot, ND 58703

Print Name

Email: marketing@integrityviking.com
Title

EXECUTING BROKER-DEALER FIRM

The undersigned accepts your invitation to become a dealer, and agrees to abide by the foregoing terms and conditions and
Signature of Authorized Officer	Date	[ ] is	[ ] is not a member of SIPC.

Print Name

Title

Firm Name:	Firm CRD#:

Contact Name:

Address:

Phone #:

Fax #:

Email:

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